Exhibit 10.16

 Consulting Services Ordering Agreement

This Consulting Services Ordering Agreement, effective as of April 1, 2013 (the “Effective Date”), is by and between Sysorex Global Holdings Corp. (“Company”) having a principal place of business at 3375 Scott Blvd, Suite 440, Santa Clara, California, 95054 and A. Salam Qureishi (“Consultant”) having a place of business at 3375 Scott Blvd, Suite 440, Santa Clara, California, 95054.

Witnesseth:

That, whereas, Company is engaged in or preparing to engage in the business of providing professional services and consulting in the areas of large-scale information management, telecommunications, relational database, systems engineering, and related computer services to federal, state and local governments and commercial businesses and entities; and

Whereas, Consultant is highly skilled in the technical fields necessary to the development of this project; and

Whereas, Company is desirous of utilizing the technical services of Consultant as Company may require, and Consultant is desirous of offering its services to Company as Company may require, and as a result of the rendering of such services, Consultant may have access to Confidential Information and may further contribute hereto.

Now, Therefore, Company and Consultant hereby agree as follows:

1.	Definitions
a)

Consulting Services. The term “Consulting Services” shall refer to the services to be performed by Consultant pursuant to this Agreement and any issued task order, as specified on the Statement of Work or Work Order.

b)

New Developments. The term “New Developments” means discoveries, inventions, concepts and ideas, whether or not patentable and whether or not reduced to practice, and all works of authorship, whether or not copyrightable, including but not limited to proprietary or secret procedures, methods, engineer’s notebooks, techniques, processes, adaptations, and applications, as well as improvements or know-how related thereto, with respect to (i) any present or prospective activities of Company with which Consultant is or becomes acquainted with as a result or consequence of the performance of the Consulting Services contemplated by this Agreement, or (ii) the use of any Confidential Information.

c)

Confidential Information. The term “Confidential Information” shall refer to any information not generally known in the relevant trade or industry, which was obtained from Company, its consultants or licensors, or which falls within one or more of the following general categories:

(i)	information relating to trade secrets of Company or any Company customer, Company consultant or licensor;
(ii)

information relating to existing or contemplated products, services, technology, designs, processes, formulae, computer systems, computer software, algorithms and research or developments of Company or Company customer, consultant or licensor;

(iii)

information relating to the business of Company, its consultants and licensors, including but not limited to business plans, sales or marketing methods of doing business, customer lists, customer usages and/or requirements, and supplier information of Company or any Company customer, consultant or licensor;

(iv)	information relating to any New Developments;
(v)	information marked “Confidential” or “Proprietary” by the Company.
d)

Competitor. The term “Competitor” shall refer to any person, firm, corporation, partnership or other business entity engaged in or about to become engaged in the production, licensing, sale or marketing of any product or service:

(i)	which is competitive with any product or service of Company with which Consultant has been concerned through its work for Company at any time during the preceding two (2) years, or
(ii)	with respect to which Consultant has acquired confidential information about the Company.

2.

Ordering. Consulting Services to be furnished pursuant to this Consulting Services Ordering Agreement shall be ordered by issuance of task orders by the Company. Such orders may be issued from April 1, 2013 through March 31, 2014 (the “Termination Date”) unless this Agreement terminates earlier according to its terms. Consultant shall continue work beyond the term of this Agreement if required by any task order issued during the term of the Agreement. The terms and conditions of this Agreement are incorporated into each task order issued hereunder. In the event of a conflict between a task order and this Agreement, this Agreement shall control. If mailed, a task order is considered “issued” when Company deposits the order in the mail. If faxed, a task order is considered “issued” when Company transmits the fax. Once issued, a task order is binding upon Consultant. By entry into this Agreement, Company is not obligated to order any Consulting Services from Consultant. Only issuance of a task order obligates Company.

3.

Warranty of Original Development. Consultant represents and warrants that all Consulting services performed for Company under a task order issued pursuant to this Agreement, and all work products produced thereby will be of original development by Consultant, will be performed by Consultant, will be specifically developed for the fulfillment of the task order and this Agreement, and will not infringe upon or violate any patent, copyright, trade secret, license or other property or contractual right of any third party.

4.	Compensation and Expenses.

Consultant shall perform Consulting Services for Company as specified in an issued task order and Company agrees to pay Consultant for each hour worked on such task order at $375 per hour. Upon receipt of an invoice with timesheets showing hours worked submitted bimonthly by Consultant and signed by an authorized representative of the Company verifying that the work was performed, Company shall pay Consultant 30 days from the receipt date of such invoice/timesheet. Travel expenses, if pre-approved, will be reimbursed according to the JTR (Joint Travel Regulations). Any other terms of payment shall be as provided in accordance with the task order.

5.	Term and Termination.
a)	This Agreement or any task order may be terminated at a time earlier than the Termination Date or the completion date on any task order as follows:
(i)	by either party, upon thirty (30) days written notice;
(ii)	by Company, at such time as Consultant shall breach any provision of this Agreement or any task order, per written notice by Company to Consultant, upon ten (10) days written notice.
b)

Company’s obligation to compensate Consultant in accordance with this Agreement and any task order shall cease immediately either upon Consultant’s breach of this Agreement or of such task order or upon the date either party terminates the Agreement or a task order in accord with Section 5 (a) (i).

c)

Consultant’s obligations hereunder which by their terms survive expiration or termination of this Agreement or of any task order shall continue after such expiration or termination including, without limitation, obligations in Sections 7, 8, 15, 21 and 22 hereof.

6.

Consultant’s Independent Status. The Company and Consultant intend that an independent contractor relationship will be created by this Agreement. Consultant shall have no authority, express or implied, to commit or obligate Company in any manner whatsoever.

7.

Protection of Confidential Information. Consultant hereby acknowledges that Confidential Information is a valuable asset of the Company, and Consultant agrees to maintain and to protect it in accordance with this Agreement. Consultant at no time shall disclose to others, use for its own benefit, or otherwise appropriate or copy any Confidential Information, whether or not developed by Consultant, except as required in Consultant’s duties to Company. Where disclosure of any such information is required by Consultant’s duties to Company, Consultant shall notify Company in advance of such disclosure and assist Company in obtaining any protections for such Confidential Information as Company may require. Consultant agrees to comply with any and all procedures, which Company may adopt from time to time to preserve the confidentiality of any Confidential Information, provided, however, that at all times Consultant shall provide at least the same level of protection for Confidential Information as Consultant provides for its own such information. Company shall take reasonable steps to identify and the mark Confidential Information for Consultant. However, the absence of any such identification and marking will not give rise to an inference that the information contained therein or derived there from is not Confidential Information.

8.	Duty Upon Termination of Association.
a)

Upon termination of association with Company for any reason, Consultant agrees to deliver to Company all writings, designs, documents, records, data, memoranda, computer source code and object code listings, file layouts, record layouts, system design information, models, manuals, notebooks, documentation, notes, sales and marketing an other material of any nature which are in its possession or control and which are or contain Confidential Information.

b)

Consultant further agrees to retain in the strictest of confidence any Confidential Information it learned during the course of providing Consulting Services, unless and until all such information has been made generally available to the trade, other than by breach of this Agreement by Consultant.

c)

Consultant recognizes that, upon termination of this association, Company may deem it advisable to notify existing and prospective clients that Consultant has had access to Confidential Information and that Consultant is under a continuing obligation under the terms of this Agreement not to disclose such information. Consultant agrees that Company may serve such notice. Company shall concurrently deliver a copy of such notice to Consultant.

9.

Other Agreements. Consultant represents and warrants that its signing of this Agreement and the performance of Consulting Services under any task order issued hereunder is not and will not be knowingly in violation of any other contract, agreement or understanding to which it is a party.

10.

Assignment. This Agreement and any task order and the rights and obligations of Consultant related thereto may not be assigned or transferred in whole or in part by Consultant without the prior written consent of Company, and no such assignment or transfer or attempted assignment or transfer shall be effective for any purpose whatsoever without Company’s prior written consent. Company shall have no obligation to recognize any purported assignee or transferee. The rights of Company, however, may be assigned or transferred at Company’s discretion.

11.

Attorney’s Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement or any task order, Company as the prevailing party shall be entitled to recover its reasonable attorney’s fees at standard billing rates from Consultant, and other reasonable costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

12.

Severability. In case a court of competent jurisdiction that any provision herein contained determines it or in any task order is illegal or unenforceable, such determination shall solely affect such provision and shall not impair the remaining provisions of this Agreement or such task order, which shall remain in full force and effect.

13.

Plurals Gender. Any word in the text of this Agreement or any task order shall be read as the singular or plural and the masculine, feminine or neuter gender as may be appropriate under the circumstances then existing.

14.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia covering contracts made and executed in that Commonwealth but excluding choice of law provisions. The venue of any such litigation or dispute between the parties shall be in Fairfax County, Virginia.

15.

Indemnity. To the maximum extent permitted by law, Consultant shall unconditionally indemnify, hold harmless and defend Company and all of its directors, officers, employees, and agents from and against all claims, losses, injury, damage, withholdings and legal liability, including attorney’s fees and litigation costs, caused by the negligence, fault, error or omission of Consultant, its agents or representatives. Such indemnity shall extend to all claims, losses, injury, damage, withholdings and legal liability arising from or related to any infringement or violation of any patent, copyright, trade secret, license or other property or contractual right of any third party.

16.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17.	Insurance. Company holds no liability claim for the Consultant.

18.

Notice. Except as otherwise provided herein, notice, payments, or any other communication provided for herein shall be deemed to be given when mailed by first class mail, return receipt requested, addressed to the parties as follows:

Company:	Consultant:

Sysorex Global Holdings Corp.	A. Salam Qureishi

3375 Scott Blvd	3375 Scott Blvd

Suite 440	Suite 440

Santa Clara, California, 95054	Santa Clara, California, 95054

19.

Entire Agreement. The terms and conditions herein contained and in any task order constitute the entire agreement between the parties and supersede all previous agreements and understandings, whether oral or written between the parties hereto with respect to the subject matter hereof, and no agreement or understanding varying or extending the same shall be binding upon either party hereto unless in a written document which expressly refers to this Agreement and any task order and which is signed by the party to be bound thereby.

20.

Authority of Individuals to Sign Agreements. Each party hereto acknowledges that individuals signing this Agreement are authorized to sign on behalf of their respective companies and that they are bound by the terms hereof.

21.

Events of Default. Either Company or Consultant will be in default of this Agreement or any task order for failure to perform any obligation required of such Agreement or task order or by failing to make progress so as to endanger performance thereof. Upon an event of default, the non-defaulting party shall give a written notice to the defaulting party describing the nature of the default and requesting that the default be cured within ten (10) business days. If said default is not cured within ten (10) business days, the non-defaulting party shall have the option of terminating this Agreement or task order and seeking damages and other remedies as allowed under this Agreement, under a task order and by law against the defaulting party. The option to so terminate shall be considered automatically effected at the end of the tenth (10th) business day, unless the non-defaulting party grants a written extension or waiver.

22.

Non-Recruitment Policy. The parties expressly agree that they will not solicit for employment or independent contracting, either directly or indirectly, any of the other party’s employees or consultants for a period of one (1) year after the later of i) termination of this Agreement or ii) termination of the final task order. Either party may waive its rights under this provision, in writing, on a case-by-case basis.

23.

Conflict of Interest. Company recognizes that Consultant has performed services for entities other than Company and may also be doing business with other such entities at the time it is rendering services to Company. Consultant hereby agrees that for a period of one (1) year following the later of i) termination of this Agreement or ii) termination of the final task order, Consultant will not provide consulting services to Company customers whom Consultant supported under this Agreement or any task order without first obtaining written approval from Company’s executive management. The preceding clause only pertains to work the Consultant performed under this agreement or any issued task order for Company's customer and not to Company’s customer as a whole.  Consultant hereby certifies that in its dealings with entities other than Company, it will exercise reasonable care not to conflict its interests with Company’s interests.

24.

Publicity. Consultant shall make no public announcements or engage in any marketing or promotion concerning this Agreement or the work performed hereunder without the advance written consent of Company, which consents, shall not be unreasonably withheld.

IN WITNESS WHEREOF, the undersigned have executed this Agreement.

Company:	Consultant:
Sysorex Global Holdings Corp.	A. Salam Qureishi
/s/ Nadir Ali______________________ Signature	/s/ A. Salam Qureishi______________ Signature
Name: Nadir Ali	Name: A. Salam Qureishi
Title: CEO	Title: Chairman of the Board